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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934



                            Taiwan Equity Fund, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    874031107
 -------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SEC 1745 (10-88)


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CUSIP NO. 874031107                  13G                                 PAGE 2

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1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GFM EMERGING MARKETS COUNTRY FUND, an open-ended fund created under the laws of the Province of Ontario

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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]
                                                           (b) [ ]

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3.      SEC USE ONLY


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4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        CANADA

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                   5.     SOLE VOTING POWER
                          313,400

    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY           0
     OWNED BY
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON              313,400
       WITH
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER
                          0

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        313,400
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*        [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.0%

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12.     TYPE OF REPORTING PERSON*
        IC

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
                      *SEE INSTRUCTION BEFORE FILLING OUT!





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                                      13G                                 PAGE 3

Item 1     (a)       Name of Issuer:

                     Taiwan Equity Fund, Inc.

Item 1     (b)       Address of Issuer's Principal Executive Offices:

                     Diawa Securities Trust Company,
                     One Evertrust Plaza,
                     Jersey City,
                     NJ 07302

Item 2     (a)       Names of Person Filing:

                     GFM Emerging Markets Country Fund

Item 2     (b)       Address of Principal Business Office or, if None, Residence:

                     10 Eastcheap
                     London EC3M IAJ
                     England

Item 2     (c)       Citizenship:

                     Canada

Item 2     (d)       Title of Class of Securities:

                     Common Stock

Item 2     (e)       CUSIP Number:

                     874031107

Item 3.              IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
                     13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                     (a)   [ ] Broker or Dealer registered under Section 15 of
                               the Act
                     (b)   [ ] Bank as defined in section 3(a)(6) of the Act
                     (c)   [ ] Insurance Company as defined in section 3(a)(19)
                               of the Act
                     (d)   [X] Investment Company registered under section 8 of
                               the Investment Company Act
                     (e)   [ ] Investment Advisor registered under section 203
                               of the Investment Advisers Act
                     (f)   [ ] Employee Benefit Plan, Pension Fund which is
                               subject to the provisions of the Employee Retirement
                               Income Security Act of 1974 or Endowment Fund;
                               see sec.240.13d-1(b)(ii)(F) (Note: See Item 7)
                     (g)   [ ] Parent Holding Company, in accordance with
                               sec.240.13d-1(b)(ii)(G). (Note: See Item 7)




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                                                                          PAGE 4

           (h)       [ ] Group, in accordance with
                         Sec. 240.13d-1(b)(ii)(H).

Item 4.              OWNERSHIP:

           (a)       Amount Beneficially Owned: 313,400 as of 31st December, 1997
                                                -------

           (b)       Percent of Class: 7.0%
                                       ---

           (c)        Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote: 313,400
                                                                     -------

                     (ii)  shared power to vote or to direct the vote:   0
                                                                       -----

                     (iii) sole power to dispose or to direct the disposition of:
                           313,400
                           -------

                     (iv)   shared power to dispose or to direct the disposition of:
                              0
                            -----

Item 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                     Not Applicable

Item 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                     Not Applicable

Item 7.              IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                     ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                     COMPANY:

                     Not Applicable

Item 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                     Not Applicable

Item 9.              NOTICE OF DISSOLUTION OF GROUP:

                     Not Applicable

Item 10.             CERTIFICATION:

                     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 5th February, 1998

                                             /s/ D.F. Allison
                                             -----------------------------------
                                             Name: D.F. Allison
                                             Title: Company Secretary